Exhibit 10.3

CHANGE IN CONTROL AGREEMENT

This Change in Control Agreement (the “Agreement”) is made effective as of the 5th day of August, 2021 (the “Effective Date”), by and among Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), Peapack-Gladstone Bank, a New Jersey-chartered commercial bank (the “Bank”), and Robert A. Plante (“Executive”).  References to the “Bank” shall refer to both the Bank and the Company except where context indicates otherwise.

RECITALS

WHEREAS, Executive is currently employed as an executive officer of the Bank;

WHEREAS, the Bank desires to assure itself of Executive’s continued active participation in the business of the Bank; and

WHEREAS, in order to induce Executive to remain in the employ of the Bank and in consideration of Executive’s agreeing to remain in the employ of the Bank, the parties desire to specify the severance benefits which shall be due Executive in the event that his/her employment with the Bank is terminated under specified circumstances.

NOW THEREFORE, in consideration of the mutual agreements herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

1.	TERM OF AGREEMENT.

(a)Term and Annual Renewal.  Subject to Section 1(b), the term of this Agreement will begin as of the Effective Date and will continue through December 31, 2022 (the “Term”).  Commencing on January 1, 2022 and continuing on each January 1st thereafter (the “Renewal Date”), the Term will extend automatically for one additional year, so that the Term will be two (2) years from such Renewal Date, unless either the Bank or Executive by written notice to the other given at least sixty (60) days prior to such Renewal Date notifies the other of its intent not to extend the same. If notice not to extend is given by either the Bank or Executive, this Agreement will terminate as of the last day of the then current Term. Reference herein to the “Term” shall refer to both such initial term and such extended terms.

(b)Change in Control.  Notwithstanding the foregoing, in the event the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 2 hereof, the Term of this Agreement will be extended automatically so that it is scheduled to expire no less than two (2) years beyond the effective time of the Change in Control, subject to extensions as set forth above.

(c)Other Termination Events.  This Agreement shall automatically terminate upon Executive’s termination of employment for any reason prior to the date on which the Bank or the Company has entered into an agreement to effect a transaction that would be considered a Change in Control as defined under Section 2 hereof.

2.	DEFINITIONS.

(a)Base Salary.  Executive’s “Base Salary” for purposes of this Agreement shall mean the annual rate of base salary paid to Executive by the Bank.

(b)Change in Control.  For purposes of this Agreement, the term “Change in Control” means: (i) a change in the ownership of the Corporation; (ii) a change in the effective control of the Corporation; or (iii) a change in the ownership of a substantial portion of the assets of the Corporation as defined in accordance with Code Section 409A.  For purposes of this Section 2(b), the term “Corporation” is defined to include the Bank, the Company or any of their successors, as applicable.

A change in the ownership of a Corporation occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such Corporation.

A change in the effective control of the Corporation occurs on the date that either (A) any one person, or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vi)(D)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the stock of the Corporation, or (B) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election, provided that this subsection “(B)” is inapplicable where a majority stockholder of the Corporation is another corporation.

A change in a substantial portion of the Corporation’s assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulation 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of (A) all of the assets of the Corporation, or (B) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets.  For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulation 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

(c)Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)Good Reason shall mean a termination by Executive following a Change in Control if, without Executive’s express written consent, any of the following occurs:

(i)	a material reduction in Executive’s Base Salary;

(ii)

a material reduction in Executive’s authority, duties or responsibilities from the position and attributes associated with Executive’s executive position with the Bank in effect as of the Effective Date or any successor executive position, as mutually agreed to by the Bank and Executive (the “Executive Position”);

(iii)	the Bank requiring Executive to be based primarily at any office or location resulting in an increase in Executive’s commute of 25 miles or more; or

(iv)	a material breach of this Agreement by the Bank;

provided, however, that prior to any termination of employment for Good Reason, Executive must first provide written notice to the Bank (or its successor) within 90 days following the initial existence of the condition, describing the existence of such condition, and the Bank shall thereafter have the right to remedy the condition within 30 days after the date the Bank received the written notice from Executive, but the Bank may waive its right to cure.

(e)Termination for Cause shall mean termination because of, in the good faith determination of the Board of Directors of the Bank (the “Board”), Executive’s:

(i)

material failure to perform the duties assigned to Executive related to the Executive Position or imposed upon Executive by applicable law, and such failure to perform constitutes self-dealing, willful misconduct or recklessness;

(ii)	committing an act of dishonesty in the performance of Executive’s duties related to the Executive Position or engaging in conduct materially detrimental to the business of the Bank;

(iii)	conviction of a felony or misdemeanor involving moral turpitude;

(iv)	material failure to perform Executive’s duties related to the Executive Position, which such breach or failure is not remedied by Executive within 30 days after written demand from the Bank;

(v)	knowingly failure to follow lawful, written directives of the Board; or

(vi)	engagement in any material employment act or practice, including but not limited to sexual harassment, forbidden by the Bank in its employment manual as revised from time to time.

3.	BENEFITS UPON TERMINATION.

(a)Upon the termination of Executive’s employment by either: (1) the Bank (or any successor) for any reason other than for Cause; or (2) Executive for Good Reason, in either case, upon or within two (2) years following the effective time of the Change in Control, the Bank (or any successor) will pay or provide Executive, or Executive’s estate in the event of Executive’s subsequent death, with the following:

(i)a cash lump sum payment (the “Change in Control Severance”) in an amount equal to the sum of: (A) two (2) times the sum of Executive’s Base Salary (or Executive’s Base Salary in effect immediately prior to the Change in Control, if higher); plus (B) two (2) times the greater of (i) Executive’s average annual bonus paid (but not less than target) by the Bank to Executive for the three (3) annual performance periods preceding the Date of Termination; or (ii) the annual bonus paid by the Bank to Executive with respect to the most recent performance period.  The Change in Control Severance is payable within 30 days following Executive’s Date of Termination; and

(ii)Provided that Executive is eligible for and timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended (“COBRA”), the Bank will pay Executive 18 consecutive monthly cash payments (commencing with the first month following Executive’s Date of Termination and continuing until the 18th month following Executive’s Date of Termination) each equal to the monthly COBRA premium in effect as of the Date of Termination for the level of coverage in effect for Executive (including Executive’s spouse and dependents, if applicable) under the Bank’s group health plan.

4.	NOTICE OF TERMINATION.

Any purported termination by the Bank or by Executive in connection with or following a Change in Control shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the Date of Termination and, in the event of termination by Executive, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.  “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate).  In no event shall the Date of Termination exceed 30 days from the date the Notice of Termination is given.  With respect to Good Reason, the Date of Termination shall be 30 days after Executive gives written notice to the Bank of Executive’s resignation from employment for Good Reason, provided that the Bank may set an earlier termination date at any time prior to the date of termination of employment, in which case Executive’s resignation shall be effective as of such date.

5.	SOURCE OF PAYMENTS.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank (or any successor of the Bank).

6.	NO ATTACHMENT.

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void, and of no effect.

7.	ENTIRE AGREEMENT; MODIFICATION AND WAIVER.

(a)This Agreement contains the entire understanding between the parties hereto and supersedes any prior employment agreement between the Bank or any predecessor of the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive under another plan, program or agreement (other than an employment agreement) between the Bank and Executive.  Nothing in this Agreement shall entitle the Executive to any benefit or compensation under another plan, program or agreement, which would otherwise become cancelled or forfeited under the other plan, program or agreement.

(b)This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(c)No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

8.	SEVERABILITY.

If any provision of this Agreement is determined to be void or unenforceable, then the remaining provisions of this Agreement will remain in full force and effect.

9.	HEADINGS FOR REFERENCE ONLY.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

10.	GOVERNING LAW.

This Agreement shall be governed by the laws of the State of New Jersey but only to the extent not superseded by federal law.

11.	ARBITRATION.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted within 50 miles of Bedminster, New Jersey, in accordance with the Commercial Rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrators’ award in any court having jurisdiction.  The above notwithstanding, the Bank may seek injunctive relief in a court of competent jurisdiction in New Jersey to restrain any breach or threatened breach of any provision of this Agreement, without prejudice to any other rights or remedies that may otherwise be available to the Bank.

12.	OBLIGATIONS OF BANK.

The termination of Executive’s employment, other than following a Change in Control, shall not result in any obligation of the Bank under this Agreement.

13.	SUCCESSORS AND ASSIGNS.

The Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Bank, expressly and unconditionally to assume and agree to perform the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Bank would be required to perform if no such succession or assignment had taken place.

14.	CERTAIN APPLICABLE LAW.

(a)The Bank may terminate Executive’s employment at any time, but any termination by the Bank other than termination for Cause shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall have no right to receive compensation or other benefits under this Agreement for any period after Executive’s termination for Cause.

(b)In no event shall the Bank (nor any affiliate) be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.

(c)Notwithstanding anything in this Agreement to the contrary, to the extent that a payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits will be payable only upon the Executive’s “Separation from Service.” For purposes of this Agreement, a “Separation from Service” will have occurred if the Bank and Executive reasonably anticipate that either no further services will be performed by Executive after the Date of Termination (whether as an employee or as an independent contractor) or the level of further services performed is less than 50 percent of the average level of bona fide services in the 36 months immediately preceding the termination.  For all purposes hereunder, the definition of Separation from Service shall be interpreted consistent with Treasury Regulation Section 1.409A-1(h)(ii).

(d)If Executive is a “Specified Employee” (i.e., a “key employee” of a publicly traded company within the meaning of Section 409A of the Code and the final regulations issued thereunder) and any payment under this Agreement is triggered due to Executive’s Separation from Service, then solely to the extent necessary to avoid penalties under Section 409A of the Code, no payment shall be made during the first six (6) months following Executive’s Separation from Service.  Rather, any payment which would otherwise be paid to Executive during such period shall be accumulated and paid to Executive in a lump sum on the first day of the seventh month following such Separation from Service.  All subsequent payments shall be paid in the manner specified in this Agreement.

(e)If the Bank cannot provide Executive or Executive’s dependents any continued health insurance or other welfare benefits as required by this Agreement because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated, or it would subject the Bank to penalties, then the Bank will pay Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits or the value of the remaining benefits at the time of such determination. Such cash payment will be made in a lump sum within 30 days after the later of Executive’s Date of Termination or the effective date of the rules or regulations prohibiting such benefits or subjecting the Bank to penalties.  Notwithstanding the foregoing, if such cash payment would violate the requirements of Treasury Regulation Section 1.409A-3(j), Executive’s cash payment in lieu of the continued health insurance or welfare benefits as required by this Agreement will be payable at the same time the related premium payments would have been paid by the Bank and for the duration of the applicable coverage period.

15.TAX WITHHOLDING.

The Bank may withhold from any amounts payable to Executive hereunder all federal, state, local or other taxes that the Bank may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood that Executive is responsible for payment of all taxes in respect of the payments and benefits provided herein).

16.NOTICE.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below or if sent by facsimile or email, on the date it is actually received.

To the Bank	Peapack-Gladstone Bank 500 Hills Drive, Suite 300 Bedminster, New Jersey 07921 Attention: Corporate Secretary
To Executive:	Most recent address on file with the Bank

17.	PRIOR AGREEMENTS.

Executive and the Bank hereby acknowledge and agree that as of the Effective Date: (1) this Agreement shall supersede and replace the [INSERT PRIOR AGREEMENT] (the “Prior Agreement”) as of the Effective Date; and (2) the Prior Agreement shall terminate and be null and void and of no further effect.

[Signature Page Follows]

SIGNATURES

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, as of the Effective Date.

PEAPACK-GLADSTONE BANK

By: /s/ Jeffrey J. Carfora

PEAPACK-GLADSTONE FINANCIAL CORPORATION By: /s/ Douglas L. Kennedy EXECUTIVE

By: /s/ Robert A. Plante